EXHIBIT 4.1

                            [maxxZone.com letterhead]

                                 April 22, 2004

Terence Byrne
Bartholomew   International   Investments   Ltd., Inc.
216 Hidden Pines Dr.
Panama City Beach, Fl 32408

Dear Mr. Byrne:

This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated February 12, 2004, by and between maxZone.com, Inc., a Nevada corporation (the "Company"), and Bartholomew International Investments Ltd., Inc. (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 6 of the Agreement is hereby amended so that the Company shall issue an additional twenty-three million, three hundred thirty-three thousand, three hundred thirty-three (23,333,333) shares of common stock of the Company to Consultant for the performance of the Consulting Services to the Company.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,



                                            Roland Becker

ACKNOWLEDGED AND AGREED:

Bartholomew   International   Investments   Ltd., Inc.



By:  _________________________________
     Name:  __________________________
    Title: ___________________________

Dated:  ______________________________